Exhibit 99.1

Republic Reports Fourth Quarter Earnings Growth of 43% Contributing to Record Net Income of $32.5 Million for 2004

January 14, 2005

Contact: Kevin Sipes

Executive Vice President & CFO

Louisville, KY — Republic Bancorp, Inc. (Republic or Company) (NASDAQ: RBCAA), the holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, completed another strong year during 2004 with solid earnings across multiple business lines while maintaining exceptional asset quality.  Net income for 2004 was a record $32.5 million, an increase of 15% over 2003.  Diluted earnings per Class A Common Share increased to $1.74 in 2004 up from $1.56 in 2003. In addition to the strong earnings for 2004, the Company also had total asset growth of $371 million for the year.

“We once again provided one of the highest returns in the Company’s history for our shareholders as reflected by a 1.40% return on average assets (ROA) and a 17.50% return on average equity (ROE) for the year,” commented Steve Trager, President & CEO of Republic. “Our solid earnings and strong asset growth reflect our ability to produce bottom line results, while at the same time, continuing to build upon the value of our franchise. Every day our team of dedicated banking professionals demonstrates our commitment to building market share through superior client service while maintaining impeccable credit quality.  In addition to our solid results for the year, the fourth quarter of 2004 represented a 43% increase over the same period in 2003.”

Net income for the fourth quarter of 2004 totaled $6.6 million compared to $4.6 million during the same period in 2003.  Diluted earnings per Class A Common Share increased 40% over the fourth quarter of 2003 to $0.35.   Diversification of income across multiple business lines, both traditional and non-traditional, coupled with low provisions for loan losses resulting from strong asset quality played a key role in our success. “Growth in our lending function combined with various cost containment measures all contributed meaningfully to the success in our traditional business. The ability to successfully grow our non-traditional businesses is attributed to the solid foundation of strong earnings and impeccable asset quality exhibited by the Company throughout its history,” Trager further commented.

For the year, net interest income increased $7.8 million to $90.1 million. Net interest income benefited from the growth in earning assets, such as the residential real estate and home equity loan portfolios, as well as fee income from the Company’s tax refund and deferred deposit programs.  “With so many clients refinancing their home loans in 2003 during the record low interest rate environment, refinance activity in 15 and 30 year fixed rate loans for 2004 slowed dramatically.  As a result, we shifted the focus of our sales force to adjustable rate commercial and residential real estate loans along with prime-based home equity lines of credit.  Our results speak for themselves,” stated Scott Trager, President of Republic Bank & Trust Company.

Service charges on deposit accounts continued to grow significantly during 2004, increasing 34% over 2003. “The Company’s retail banking center network, the foundation of our Company, continued to have great success attracting new relationships through the fourth quarter of 2004.  This network of 33 banking centers generated 24,000 new checking accounts during 2004.  We believe that our strategically placed banking center network has enabled us to reach further into our local communities, drawing even more clients to the Company while expanding existing relationships,” Scott Trager further commented.

“The Company’s focus on controlling non interest expenses was very successful in 2004.  Non interest expenses increased only 5% for the year despite twelve full months of overhead associated with the Company’s newest operating units. Cost containment of expenses in 2005 will remain a focus, however, the Company remains steadfast in its resolve not to sacrifice long-term shareholder value in order to benefit from short-term economic gain,” stated Kevin Sipes, Executive Vice President & Chief Financial Officer of Republic.

Total loans increased $207 million during 2004, ending the year with $1.8 billion outstanding.  The Company experienced solid growth across several product lines including adjustable rate real estate products and home equity lines of credit.  Adjustable rate residential real estate loans grew $145 million during 2004 while commercial real estate loans grew $83 million during the year.  Due to their monthly repricing feature and an extremely low historical loss rate, home equity lines of credit continued to be a primary sales focus for the Company growing $53 million during 2004.

The Company continued to experience positive trends in its already sound asset quality.  As a result, the provision for loan losses declined to $1.7 million compared to $6.6 million recorded during 2003.  Delinquencies and non-performing loans trended lower in the Company’s loan portfolio during 2004, as the percentage of delinquent loans to total loans declined to a low 0.47% at December 31, 2004 compared to 0.82% at December 31, 2003.  In addition, the Company’s percentage of non-performing loans to total loans was 0.34% at December 31, 2004 compared to 0.82% at December 31, 2003.

Local lockbox processing through the Commercial ‘Cash Management’ department continues to be an area of great opportunity.  “With technology second to none and the ability for our clients to meet face to face with the management of Republic’s lockbox services, we believe we can offer products and services that no other financial institution in our markets can rival,” said Jeff Norton, Senior Vice President of Commercial Banking.  “We believe the Company’s potential in this area is limited only by the number of business clients within our local markets.”

“As we close 2004 we turn our attention to the promise of 2005.  Our goals for the coming year remain similar to those of the past: improve on what we currently do; develop new and exciting products and services; and maintain impeccable asset quality, all in order to provide a sound investment for our investors. We are extremely pleased that the market recognized the fundamentals of our success in 2004 with a 38% increase in our stock price.  The road to continued prosperity, however, remains filled with many challenges. Included among these challenges are rising interest rates, competitive pricing pressures and the ever-increasing costs associated with being a highly regulated company.  All of our associates with the support of our loyal shareholders are ready to face these challenges head-on as we remain unwavering in our commitment to be the premier financial institution in the Kentucky and southern Indiana markets,” concluded Steve Trager.

Neighborhood Banking. Republic Bancorp, Inc. (Republic), has 33 banking centers, and is the parent company of: Republic Bank & Trust Company with 31 banking centers in 8 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville, with one under construction in Owensboro; Republic Bank & Trust Company of Indiana with 2 banking centers in Jeffersonville and New Albany, Indiana; Republic Finance (LPO) with two offices in Louisville; as well as Republic Bank Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at www.republicbank.com. Republic has $2.5 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, KY, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2003 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

REPUBLIC BANCORP, INC.

CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)

Statements of Financial Condition

	December 31, 2004	December 31, 2003
	(in thousands)
Assets:
Cash and cash equivalents	$77,850	$61,181
Securities available for sale	453,360	295,520
Securities to be held to maturity	98,233	115,411
Mortgage loans held for sale	16,485	13,732
Loans	1,789,099	1,581,952
Allowance for loan losses	(13,554)	(13,959)
Federal Home Loan Bank stock	20,321	19,148
Other assets	57,128	55,091
Total Assets	$2,498,922	$2,128,076

Liabilities and Equity:
Non interest-bearing deposits	$261,993	$193,321
Interest-bearing deposits	1,155,937	1,103,791
Total deposits	1,417,930	1,297,112

Securities sold under agreements to repurchase and other short-term borrowings	364,828	220,345
Federal Home Loan Bank borrowings	496,387	420,178
Other liabilities	23,708	21,062
Total liabilities	2,302,853	1,958,697

Stockholders’ equity	196,069	169,379
Total Liabilities and Equity	$2,498,922	$2,128,076

Average Balances

	Fourth Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2004	2003	2004	2003
	(in thousands)
Assets:
Federal funds sold	$28,533	$37,476	$40,725	$26,792
Investments, including FHLB Stock	517,429	333,155	445,351	316,642
Loans, including loans held for sale	1,781,751	1,582,954	1,714,128	1,485,024
Total earning assets	2,327,713	1,953,585	2,200,204	1,828,458
Total assets	2,439,717	2,077,006	2,317,934	1,922,793

Liabilities and Equity:
Non interest-bearing deposits	$259,549	$195,999	$262,763	$196,442
Interest-bearing deposits	1,148,928	1,048,244	1,103,709	976,366
Repurchase agreements and other short-term borrowings	368,802	213,372	313,158	189,984
Federal Home Loan Bank borrowings	441,419	417,851	427,908	363,656
Total interest-bearing liabilities	1,959,149	1,679,467	1,844,475	1,530,006
Stockholders’ equity	196,220	172,801	185,725	167,097

Income Statement Data

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(in thousands)
Total interest income(1)	$33,628	$29,353	$132,366	$119,060
Total interest expense	12,130	9,943	42,314	36,795
Net interest income	21,498	19,410	90,052	82,265

Provision for loan losses	273	156	1,748	6,574

Service charges on deposit accounts	3,558	2,756	13,460	10,019
Electronic refund check fees	15	49	5,268	3,981
Mortgage banking income	849	386	3,148	11,104
Other	1,587	1,049	5,318	5,829
Total non interest income	6,009	4,240	27,194	30,933

Salaries and employee benefits	8,275	8,102	34,552	32,509
Occupancy and equipment, net	3,449	3,454	13,915	12,416
Communication and transportation	715	691	2,809	2,729
Marketing and development	549	748	2,271	2,997
Supplies	514	456	1,385	1,481
Other	3,690	2,783	11,084	10,727
Total non interest expenses	17,192	16,234	66,016	62,859

Income before income tax expense	10,042	7,260	49,482	43,765
Income tax expense	3,429	2,623	16,981	15,562

Net income	$6,613	$4,637	$32,501	$28,203

(1)  The amount of fee income included in interest on loans was $4.1 million and $3.4 million for the quarters ended December 31, 2004 and 2003 and $23.3 and $17.3 million for the years ended December 31, 2004 and 2003.

	As of and for the Fourth Quarter Ended December 31,		As of and for the Year Ended December 31,
	2004	2003	2004	2003
	(dollars in thousands, except per share data)
Per Share Data(2):
Basic average shares outstanding	17,983	17,848	17,936	17,786
Diluted average shares outstanding	18,848	18,521	18,678	18,173
End of period shares outstanding:
Class A Common Stock	15,938	15,809	15,938	15,809
Class B Common Stock	2,050	2,055	2,050	2,055

Book value per share	$10.90	$9.48	$10.90	$9.48

Basic earnings per Class A Common Share	0.37	0.26	1.82	1.59
Basic earnings per Class B Common Share	0.36	0.24	1.79	1.55
Diluted earnings per Class A Common Share	0.35	0.25	1.74	1.56
Diluted earnings per Class B Common Share	0.34	0.23	1.72	1.51

Cash dividends declared per share:
Class A Common Stock	0.077	0.304	0.294	0.482
Class B Common Stock	0.070	0.276	0.267	0.438

Performance Ratios:
Return on average assets (ROA)	1.08%	0.89%	1.40%	1.47%
Return on average equity (ROE)	13.48	10.73	17.50	16.88
Yield on average earning assets	5.78	6.01	6.02	6.51
Cost of interest-bearing liabilities	2.48	2.37	2.29	2.40
Net interest spread	3.30	3.64	3.73	4.11
Net interest margin	3.69	3.97	4.09	4.50
Efficiency ratio(3)	63	69	56	56

Asset Quality Ratios:
Loans on non-accrual status			5,763	12,466
Loans past due 90 days still on accrual			371	473
Total non-performing loans			6,134	12,939
Other real estate owned			657	—
Total non-performing assets			6,791	12,939
Non-performing loans to total loans			0.34%	0.82%
Allowance for loan losses to total loans			0.76	0.88
Allowance for loan losses to non-performing loans			221	108
Net loan charge-offs to average loans			0.13	0.19
Delinquent loans to total loans(4)			0.47	0.82

Other Key Data:
End of period full-time equivalent employees			611	645
Number of banking centers			33	31

(2) Prior period amounts have been restated to reflect the 5% stock dividend declared in the first quarter of 2004.

(3) Equals total non-interest expense divided by the sum of net interest income and non interest income.

(4) Equals total loans over 30 days past due divided by total loans.

Exhibit 99.1            Republic Bancorp, Inc. Press Release dated January 14, 2005